                                                                       EXHIBIT 1


                        FIRST TENNESSEE BANK LETTERHEAD





December 16, 2002



Landair Acquisition Corporation
430 Airport Road
Greeneville, Tennessee  37745

Mr. Scott M. Niswonger
430 Airport Road
Greeneville, Tennessee  37745

Mr. John A. Tweed
430 Airport Road
Greeneville, Tennessee  37745


         RE: $25,000,000 ACQUISITION LOAN AND $25,000,000 TERM LOAN TO LANDAIR ACQUISITION CORPORATION

Dear Scott and John:

         We are pleased to advise you that First Tennessee Bank National Association ("Lender") has agreed to make the following credit facilities available to Landair Acquisition Corporation ("Landair Acquisition"): (i) a $25,000,000 loan for a term of forty (40) days from its funding (the "Acquisition Loan"), and (ii) a $25,000,000 term loan (the "Term Loan") which will be closed at the end of the term of the Acquisition Loan and the proceeds of which shall be applied to the payment of principal and all accrued interest of the Acquisition Loan. The commitment to make the Acquisition Loan and the Term Loan shall be based upon, but not necessarily limited to, the following terms and conditions:

                               I. ACQUISITION LOAN

1. PURPOSE OF ACQUISITION LOAN. The Acquisition Loan will be used by Landair Acquisition to finance the cost of acquiring shares of common voting stock (the "Stock") of Landair Corporation ("Landair") (being its only class of stock) that are tendered by present shareholders of Landair pursuant to a tender offer (the "Tender Offer") to be made by Landair Acquisition to the present shareholders of Landair Acquisition other than Scott M. Niswonger
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Landair Acquisition Corporation
December 16, 2002
Page 2



("Niswonger") and John A. Tweed ("Tweed"). Upon completion of the acquisition of the Stock by Landair Acquisition pursuant to the terms of the Tender Offer, Landair will be merged into Landair Acquisition by means of a statutory short-form merger under Tennessee law (the "Merger"), with Landair Acquisition being the surviving corporation in the Merger. The Merger will occur within forty (40) days following the funding date of the Acquisition Loan. Upon conclusion of the Merger, Niswonger and Tweed shall collectively be the holders of one hundred percent (100%) of the Stock of Landair Acquisition as the surviving corporation.

2. AMOUNT OF ACQUISITION LOAN. The principal amount of the Acquisition Loan shall not exceed Twenty Five Million Dollars ($25,000,000).

3. INTEREST RATE. The rate of interest on the disbursed Acquisition Loan funds will be the thirty (30) day LIBOR Rate in effect on the business day prior to the date that the Acquisition Loan is funded plus three hundred (300) basis points. The "LIBOR Rate" shall mean the London InterBank Offered Rate of interest for an interest period of one (1) month, as reported in The Wall Street Journal published on the Reset Date of each month. Said interest shall be calculated upon (i) a 360-day year and (ii) the actual number of calendar days elapsed within said 360-day year.

4. TERM AND REPAYMENT. The Acquisition Loan shall be for a period of up to forty (40) days and shall be evidenced by a promissory note (the "Acquisition Note"). The entire principal balance of and all accrued interest on the Acquisition Note shall be due and payable forty (40) days from the funding date of the Acquisition Note or the date that the Merger shall be effective, whichever event shall first occur.

5.       SECURITY.  The Acquisition Loan shall be secured as follows:

         a. A pledge of one hundred percent (100%) of the stock of Landair Acquisition, and one hundred percent (100%) of the Stock owned and held by Landair Acquisition, Niswonger, and Tweed, with the exception of shares of Stock held in an individual retirement account on behalf of Tweed, the total of which shall not exceed twenty thousand (20,000) shares; and

         b. The joint and several guaranties of Niswonger and Tweed (collectively, "Acquisition Loan Guarantors") for payment of all accrued interest due and payable on the Acquisition Loan. The guaranties of Niswonger and Tweed shall be collectively referred to as the "Acquisition Loan Guaranties."

6. COSTS AND EXPENSES. All costs and expenses incidental to this Commitment, the Acquisition Loan and the closing of the Acquisition Loan, including but not limited to, any filing costs and fees of legal counsel, both for Landair Acquisition and the Lender, shall be at the expense of Landair Acquisition, whether or not the Acquisition Loan is closed, and shall be promptly paid by Landair Acquisition, Niswonger or Tweed upon request.

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Landair Acquisition Corporation
December 16, 2002
Page 3


7. CONDITIONS PRECEDENT TO EXTENSION OF ACQUISITION LOAN. The Lender's commitment to extend the Acquisition Loan to Landair Acquisition (the "Commitment") is expressly conditioned upon the occurrence of the following to the satisfaction of the Lender:

         a. Contemporaneously with the funding of the Acquisition Loan, Landair Acquisition, Niswonger and Tweed shall collectively own not less than 90% of the outstanding voting Stock of Landair.

         b. Landair Acquisition shall have demonstrated to the satisfaction of the Lender, contemporaneously with the funding of the Acquisition Loan, that all conditions necessary to carry out the terms of the Merger under applicable laws shall have occurred, with the exception of the following: (a) the passage of the applicable statutory period of one month for a short-form merger under the laws of the State of Tennessee, and (b) the distribution of the plan of Merger to each shareholder of record on the books of Landair who has not waived in writing the requirement of such mailing, which plan of Merger shall be mailed on or within five (5) days of the closing of the Acquisition Loan to the each shareholder of record who has not waived such mailing in writing.

         c. Lender and Landair Acquisition shall have agreed on the forms of the documents to evidence the Term Loan (the "Term Loan Documents") upon the terms described herein.

         d. Landair Acquisition shall have received, on or before the funding date of the Acquisition Loan, commitments to tender an amount of shares such as when added to the shares owned by Niswonger and Tweed, and considering any option shares, the amount of shares committed to be tendered will constitute not less than 90% of the Stock of Landair (assuming exercise of all exercisable option shares), and such other documentation deemed necessary by Lender or its counsel to acquire a first priority security position in the Stock and the stock of Landair Acquisition.

         e. Lender shall have received written commitments acceptable to Lender from Niswonger and Tweed to fund or pay the difference between the cost of acquiring the Stock pursuant to the Tender Offer plus all expenses relating thereto and the amount available to pay such costs and expenses pursuant to the Acquisition Loan together with evidence satisfactory to Lender that Niswonger and Tweed have funds available to them to pay such costs and expenses.

8. DISBURSEMENTS OF ACQUISITION LOAN. The entire principal amount of the Acquisition Loan shall be disbursed to Landair Acquisition upon the closing of the Acquisition Loan to pay the purchase price of Stock tendered pursuant to the Tender Offer and to pay expenses incurred in connection with the closing of the Acquisition Loan.

9. USE OF PROCEEDS OF ACQUISITION LOAN. The proceeds of the Acquisition Loan shall be used only to pay the cost of acquiring Stock tendered pursuant to the Tender Offer and expenses relating to the Acquisition Loan.

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Landair Acquisition Corporation
December 16, 2002
Page 4


                                  II. TERM LOAN

1. PURPOSE OF TERM LOAN. The Term Loan will be used by Landair Acquisition to pay the outstanding principal balance of the Acquisition Loan on its maturity date and to finance the cash out of any remaining Landair Stock not acquired by Landair Acquisition in the Tender Offer.

2. AMOUNT OF TERM LOAN. The principal amount of the Term Loan shall not exceed Twenty Five Million Dollars ($25,000,000).

3. INTEREST RATE. The rate of interest on the disbursed proceeds of the Term Loan funds will be the thirty (30) day LIBOR Rate, plus three hundred (300) basis points at the time of closing, and, thereafter with the number of basis points being determined in accordance with the Debt to Tangible Net Worth ratio of Landair Acquisition as follows:

         Debt to Tangible Net Worth Ratio                               Basis Points
         --------------------------------                               ------------
Equal to or less than 1.25 to 1                                             100
Greater than 1.25 up to and including 1.6 to 1                              125
Greater than 1.6 up to and including 2.25 to 1                              150
Greater than 2.25 up to and including 3.0 to 1                              175
Greater than 3.0 up to and including 3.85 to 1                              200
Greater than 3.85 up to and including 4.8 to 1                              225
Greater than 4.8 up to and including 5.9 to 1                               250
Greater than 5.9 up to and including 7.05 to 1                              275
Greater than 7.05 to 1                                                      300

The ratio of Debt to Tangible Net Worth, and, therefore, the applicable number of basis points to be charged, shall be determined quarterly, based upon quarterly financial statements of Landair delivered to Lender.

The "LIBOR Rate" shall mean the London InterBank Offered Rate of interest for an interest period of one (1) month, as reported in The Wall Street Journal published on the Reset Date of each month. The LIBOR Rate shall be determined on the last business day before the end of each month and shall be effective on the first day of the following month. Said interest shall be calculated upon (i) a 360-day year and (ii) the actual number of calendar days elapsed.

4. TERM AND REPAYMENT. The Term Loan shall be for a period of sixty (60) months and shall be evidenced by a promissory note, providing that Landair Acquisition shall make fifty-nine (59) consecutive monthly payments of principal of $416,667 each, plus accrued interest, with a sixtieth (60th) and final consecutive monthly payment of the entire outstanding

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Landair Acquisition Corporation
December 16, 2002
Page 5

principal balance and all accrued interest.


5.       SECURITY: The Term Loan shall be secured as follows:

         a. A first priority security interest in all of the rolling stock (all tractors and trailers) of Landair Transport, Inc.; provided, however, Landair Transport, Inc. shall be permitted to grant a first priority purchase money security interest in any rolling stock acquired subsequent to the merger.

         b. A first priority Uniform Commercial Code security interest in all accounts and contract rights, chattel paper, and/or documents and instruments of Landair Acquisition and Landair, together with applicable UCC-1 financing statements;

         c. Guaranties of all material subsidiaries of Landair Acquisition or its successor entity;

         d. All collateral securing the existing line of credit loan, in the principal amount of $15,000,000 (the "Line of Credit"), from the Lender to Landair; and

         e. Such other instruments or security which Lender may reasonably require.

6. COMMITMENT FEE: Upon the closing of the Term Loan, a non-refundable commitment fee of $50,000.00 (the "Commitment Fee") shall be due and payable to the Lender. Landair Acquisition acknowledges, by acceptance of this Commitment, that said fee is reasonable.

7. FINANCIAL COVENANTS. The loan documents evidencing the Term Loan shall include financial covenants comparable to the existing financial covenants in the loan documents evidencing the existing line of credit, which financial covenants may be modified if necessary with the consent of the Lender. The financial covenants shall include a covenant of the ratio of Landair Acquisition's Funded Debt to EBITDA, Tangible Net Worth Debt to Tangible Net Worth, and Cash Flow Coverage Ratio satisfactory to the Lender and Landair Acquisition.

8. OTHER COVENANTS. The loan documents evidencing the Term Loan shall contain such covenants, warranties and default provisions as Lender may reasonably require including without limitation such covenants, warranties and default provisions as are specified for Lender's benefit in Lender's customary loan documents for a loan of this type.

9. COSTS AND EXPENSES: All costs and expenses incidental to this Commitment, the Term Loan and the Term Loan closing, including, but not limited to, appraisals, recording costs for lien notation, inspections and fees of legal counsel shall be at the expense of Landair Acquisition whether or not the Term Loan is closed, and shall be promptly paid by Landair Acquisition upon request. Said obligations shall be in addition to the Commitment Fee.
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Landair Acquisition Corporation
December 16, 2002
Page 6

10. DISBURSEMENTS. The proceeds of the Term Loan shall be disbursed upon the closing of the Term Loan and shall be applied to the outstanding balance of the Acquisition Loan.

11. USE OF PROCEEDS: The proceeds of the Term Loan shall be used for payment of the outstanding balance of the Acquisition Loan and to finance the cash out of any remaining Landair Stock not acquired in the Tender Offer.

12. AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT; LINE OF CREDIT: The Term Loan shall be extended pursuant to the terms of an Amended and Restated Loan and Security Agreement governing the terms and conditions of both the Term Loan and the Line of Credit.


     III. PROVISIONS REGARDING BOTH THE ACQUISITION LOAN AND THE TERM LOAN.

1. FINANCIAL STATEMENTS: The following financial statements and other information, in form and substance satisfactory to Lender, shall be submitted to Lender at the times indicated:

         a. Unaudited personal financial statements and copies of federal income tax returns, and verification of income of the Acquisition Loan Guarantors prior to the closing of the Acquisition Loan.

         b. Unaudited financial statements of Landair Acquisition, or its successor entity, and its subsidiaries, and the related statements of income and cash flows of Landair Acquisition, or its successor entity, and its subsidiaries for each fiscal quarter, certified by a responsible officer of Landair Acquisition or its successor entity.

         c. Unaudited accounts receivable statements of Landair Acquisition within fifteen (15) days following the close of each month.

         d. Audited financial statements of Landair Acquisition, or its successor entity as surviving corporation, and its subsidiaries audited by an independent certified public accountant and including a balance sheet, income statement, earnings statement, and statement of changes in financial position within one hundred twenty (120) days of the end of each fiscal year of Landair Acquisition.

         e. Such financial information as may be reasonably requested by Lender from time to time regarding Landair Acquisition, or its successor entity.

2. CLOSING REQUIREMENTS: Unless otherwise specified herein, all requirements of this Commitment must be complied with on or before the closing of the Acquisition Loan or the

Landair Acquisition Corporation
December 16, 2002
Page 7

Term Loan, as the case may be. All documents required by this Commitment, including the Term Loan Documents, are collectively herein referred to as the "Loan Documents".

3. CONDITIONS PRECEDENT. Any condition precedent to closing contained herein or in any Loan Document which is not satisfied at the time required hereunder or thereunder shall not be deemed waived, and if the closing of the Acquisition Loan or the Term Loan occurs, such unfulfilled covenant or condition shall thereafter be and become conditions precedent to Lender's obligation to advance any further Loan funds.

4. PREPAYMENT: Prepayment in full or in part is permitted without penalty to Landair Acquisition at any time.

5. COMPLIANCE WITH STATUTES AND REGULATIONS: Landair Acquisition shall deliver to Lender satisfactory proof of compliance with all laws and regulations, together with satisfactory proof that Landair Acquisition, or any successor entity, has fulfilled and complied with all legal requirements for the Merger.

6. ATTORNEYS' APPROVAL AND OPINION LETTER: Each document required in connection with the Acquisition Loan and the Term Loan, including any documents not herein specified but which are required by Lender as security for the Acquisition Loan and the Term Loan, shall be submitted to Lender's attorneys before execution and shall be, in form and substance, acceptable to Lender's attorneys in all respects. Landair Acquisition shall also provide Lender, at Landair Acquisition's expense, with an attorney's opinion by an attorney satisfactory to Lender, which opinion shall cover such matters as Lender's attorneys shall reasonably require including, without limitation, opinions that:

         a. Landair Acquisition has full authority and the legal right to carry out the terms of the Loan Documents;

         b. Landair Acquisition has taken all action necessary to authorize the execution and delivery of the Loan Documents;

         c. The Loan Documents will be legal, valid, and binding obligations of Landair Acquisition enforceable in accordance with their respective terms and conditions; and

         d. There are no lawsuits or other legal actions threatened or pending against Landair Acquisition known to such counsel, except as previously disclosed by Landair Acquisition to Lender.

7. DEFAULT: In the event of the occurrence of any of the following, Lender may cancel and terminate this Commitment prior to the Expiration Date hereinafter specified:

         a. Landair Acquisition or Acquisition Loan Guarantors defaults or fails to comply

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Landair Acquisition Corporation
December 16, 2002
Page 8

with any provision hereof;

         b. Upon Landair Acquisition's or any guarantor's commission of an act of bankruptcy, making a general assignment for the benefit of creditors, or if there is filed by or against Landair Acquisition or either Acquisition Loan Guarantor referred to herein a petition in bankruptcy, or for the appointment of a receiver;

         c. If any representation of Landair Acquisition or Acquisition Loan Guarantors made in connection with the Acquisition Loan or Term Loan is untrue or misleading in any respect; or

         d. If any adverse change shall occur which may, as determined by Lender, impair Landair Acquisition's ability to repay the Acquisition Loan or the Term Loan or which may decrease the value of any collateral for the Acquisition Loan or Term Loan or other sources of repayment of the Acquisition Loan or the Term Loan.

8. SURVIVAL: Landair Acquisition's obligations under this Commitment shall survive any closing hereunder.

9. THIRD PARTY BENEFICIARY AND AGENCY: This Commitment and the Acquisition Loan and the Term Loan to be entered into pursuant hereto are not intended to benefit any person other than the parties hereto and any participant or Lender's subsequent loan purchasers. Further, no act hereunder shall constitute Lender an agent for Landair Acquisition or constitute Landair Acquisition an agent for Lender for any purpose whatsoever. Lender is acting solely for its protection and neither Landair Acquisition nor anyone else shall have any right to rely upon Lender or on any of Lender's procedures for Landair Acquisition's or their protection or otherwise.

10. ADDITIONAL DOCUMENTS: Landair Acquisition shall duly execute and deliver such instruments, documents, certificates, opinions, assurances, and do such other acts and things as Lender may reasonably request, to effect the purpose of the transactions described in this commitment letter. All proceedings, agreements, instruments, documents, and other matters relating to the making of the Acquisition Loan and the Term Loan, and all other transactions herein contemplated, shall be satisfactory to Lender and to our counsel.

11. REPRESENTATIONS: Landair Acquisition warrants and represents to Lender that the information and all documents submitted to Lender in connection herewith are true and accurate when made and as of the closing.

12. ASSIGNMENT; SUCCESSORS AND ASSIGNS OF LANDAIR ACQUISITION: This Commitment is to Landair Acquisition, and may not be assigned without Lender's written consent. Lender shall have the absolute right to assign or participate all or any portion of the Acquisition Loan or the Term Loan to other financial institutions of its choice. References to "Landair Acquisition" shall also refer to any successor entity, including but not limited to Landair.
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Landair Acquisition Corporation
December 16, 2002
Page 9

13. ORAL CHANGES: All understandings of the parties hereto and all revisions of any earlier drafts of this Commitment are merged into this Commitment and this Commitment solely shall govern the rights and obligations of the parties hereto. This Commitment cannot be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of any change, discharge or termination is sought.

14. PARAGRAPH TITLES: Paragraph titles herein are for convenience only and shall not affect the construction hereof.

15. APPLICABLE LAW: This Commitment shall be governed by the laws of the State of Tennessee, except to the extent that certain rights and privileges are granted to Lender under federal law, without regard to rules concerning conflicts of law.

16. TIME: Time shall be of the essence with respect to all dates and periods of time set forth herein.

17. LITIGATION: If litigation arises out of this Commitment and Lender is the prevailing party, Lender shall be entitled to recover from Landair Acquisition its costs and expenses including, without limitation, reasonable attorneys' fees.

18. NOTICES: All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally or deposited in the United States Mail, postage prepaid, return receipt requested, or forwarded by a nationally recognized overnight courier service, to Lender at First Tennessee Bank N.A., 2841 E. Andrew Johnson Highway, Greeneville, Tennessee 37745, Attention: Steve Mears, or Landair Acquisition or the Acquisition Loan Guarantors at the address specified above, to the attention of John A. Tweed, and with a copy to William C. Argabrite, Esq., Hunter, Smith & Davis, 1212 N.Eastman Road, P. O. Box 3740, Kingsport, Tennessee 37664-0740.

19. WAIVER: No waiver by Lender of any default hereunder shall extend to or affect any subsequent default or impair Lender's rights as to such subsequent default. No waiver of any terms or provisions hereof shall be valid unless such waiver is in writing.

20. EXPIRATION DATE: This Loan Commitment must be accepted by December 31, 2002 ("Expiration Date"). If this Commitment has not been accepted by the Expiration Date, or if the Tender Offer shall expire or be withdrawn, Lender's obligations hereunder shall cease unless the Commitment is extended by Lender in writing.

Landair Acquisition Corporation
December 16, 2002
Page 10




         Please signify acceptance of this Commitment by signing the enclosed copies and returning the original to the undersigned.

                                       Sincerely yours,

                                       FIRST TENNESSEE BANK NATIONAL ASSOCIATION

                                       By: /s/ Steven D. Mears
                                          --------------------------------------
                                       Title: Senior Vice President






Accepted and agreed to this 17th day of December, 2002.



                                       LANDAIR ACQUISITION CORPORATION


                                       By: /s/ John A. Tweed
                                          --------------------------------------
                                       Title: President

                                       ACQUISITION LOAN GUARANTORS:


                                       /s/ Scott M. Niswonger
                                       -----------------------------------------
                                       Scott M. Niswonger


                                       /s/ John A. Tweed
                                       -----------------------------------------
                                       John A. Tweed